UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 23, 2004

DYNAVAX TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Commission File Number: 000-1029142

Delaware	33-0728374
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

717 Potter Street, Suite 100
Berkeley, CA 94710-2722
(Address of Principal Executive Offices including zip code)

(510) 848-5100
(Registrant’s Telephone Number, Including Area Code)

Item 1.01 Entry into a Material Definitive Agreement

     On August 6, 2004 and effective as of August 23, 2004, the Registrant entered into a Management Continuity and Severance Agreement with Timothy Henn, the Registrant’s vice president, finance and administration, as further described in Item 5.02 below and as attached hereto as Exhibit 10.19.

Item 5.02. Appointment of Principal Officers.

     Timothy Henn, age 47, joined Dynavax as vice president, finance and administration on August 23, 2004. Prior to joining Dynavax, Mr. Henn was senior vice president, finance and corporate controller for Incyte Corporation, a drug discovery and development company. He joined Incyte Corporation when it acquired Synteni, a company Incyte purchased in 1998, where Mr. Henn had served as corporate controller. While at Incyte Mr. Henn held positions of increasing responsibility in the company’s finance group, including director of strategic financial analysis and vice president, finance and corporate controller. Mr. Henn was appointed to senior vice president, finance and corporate controller of Incyte in 2002. Mr. Henn earned his MBA from Golden Gate University and his BS in accounting from the University of Illinois.

     The Company entered into a Management Continuity and Severance Agreement with Timothy Henn, dated August 6, 2004 and effective as of August 23, 2004. Under the terms of the agreement, if Mr. Henn is terminated without cause or is otherwise terminated involuntarily, he is entitled to a severance payment equal to six months salary, payable over six months, six months of paid COBRA continuation coverage and an additional six months vesting of his option to purchase our stock. In the event of death or disability, the agreement provides that the exercise period of all vested options will be extended to twelve months from the date of termination due to such death or disability. In addition, we agreed to accelerate the vesting of any stock options held by Mr. Henn as of and upon a change in control of our company by two years if he either accepts a position with the successor company or is not offered an executive position with the successor company. If Mr. Henn is terminated within twenty-four months following such a change in control, he is also entitled to a severance payment equal to twelve months of his base salary, payable over twelve months, plus his target incentive bonus and twelve months of paid continued COBRA continuation coverage.

Item 9.01

(c)	Exhibits

Exhibit No.	Description

10.19	Management Continuity and Severance Agreement, dated as of August 6, 2004 and effective as of August 23, 2004, between Registrant and Timothy Henn

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAVAX TECHNOLOGIES CORPORATION

Date: August 27, 2004	By:
Timothy Henn Timothy Henn Vice President, Finance and Administration

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